Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Tel: 9644 9531 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 19, 2023, relating to the consolidated financial statements of FinTech Group, Inc. (the “Company”) as of and for the years ended December 31, 2022 and 2021, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and an emphasis of matter regarding significant transactions with related parties.

Very truly yours

/s/ OneStop Assurance PAC

Singapore

December 19, 2023